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                                                                  Exhibit (3)(b)

AMERICAN GENERAL LIFE INSURANCE COMPANY
1 SunAmerica Center
Los Angeles, CA  90067-6121

Mailing Address:

P. O. Box 54299
Los Angeles, CA 90054-0299

                                                                         SELLING
                                                                       AGREEMENT

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SELLING AGREEMENT

This SELLING AGREEMENT ("Agreement") is by and among AMERICAN GENERAL LIFE INSURANCECOMPANY, an Arizona corporation ("Insurer"), SUNAMERICA CAPITAL SERVICES, INC., a Delaware corporation ("Distributor") and the broker/dealer (as indicated on the signature page of this Agreement), together with its duly licensed insurance affiliates indicated on the attached Annex I (the "Broker/Dealer Affiliates" and collectively, "Broker/Dealer").

This Agreement is for the purpose of arranging for the distribution of certain variable and fixed annuity contracts and any other life insurance products identified on Exhibit 1 hereto (together with any products listed on addendums, if any, to Exhibit 1 hereto, the "Contracts"), issued by the Insurer and, in the case of variable Contracts, for which Distributor is the distributor, through sales people who are licensed producers of the Insurer for insurance purposes and who are associated with and are registered representatives of Broker/Dealer (each, a "Subproducer").

1. APPOINTMENT AND AUTHORIZATION. In consideration of the mutual promises and covenants contained in this Agreement, and subject to the terms and conditions of this Agreement, Insurer appoints and Distributor, as principal underwriter for variable Contracts, authorizes Broker/Dealer and its Subproducers, to solicit and procure applications for the Contracts and Broker/Dealer accepts such authorization.

     A. This appointment and authorization is not deemed to be exclusive in any manner and only extends to those jurisdictions where the Contracts have been approved for sale and in which Insurer and Broker/Dealer are both licensed as required by applicable regulatory requirements.

     B. Where permitted by state law, Broker/Dealer is acting as general agent hereunder and shall be responsible for the duties of both a broker/dealer and general agent hereunder. If Broker/Dealer Affiliate(s), rather than Broker/Dealer, is licensed as an insurance agent in one or more states, such affiliate(s) shall act as general agent hereunder in such states and shall be responsible for the duties of a general agent hereunder in such states.

2.   REPRESENTATIONS AND WARRANTIES.

     A. Each party hereto represents and warrants to each other party, as follows:

          (i) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power, corporate or otherwise to carry on its business as now being conducted and to perform its obligations as contemplated by this Agreement.

          (ii)It has all licenses, approvals, permits and authorizations of, and registrations with, all authorities and agencies, including non-governmental self-regulatory organizations ("SROs"), required under all federal, state, and local laws and regulations to enable it to perform its obligations as contemplated by this Agreement.

          (iii) The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action, if applicable, and this Agreement constitutes the legal, valid and binding agreement of each party hereto, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity.

     B.   Broker/Dealer additionally represents and warrants as follows:

          (i) It is registered as a broker and dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended ("1934 Act"), and is a member in good standing of the Financial Industry Regulatory Authority ("FINRA").

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          (ii)It has complied with, and during the term of this Agreement shall continue to comply with, all applicable state and federal rules, regulations and interpretive guidance of governmental agencies or other regulatory bodies including SROs having jurisdiction over Broker/Dealer or over the premises on which Broker/Dealer and its Subproducers are soliciting the sale of Contracts.

          (iii) It is duly licensed as a corporate insurance agent, or it has entered into an insurance networking arrangement with the Broker/Dealer Affiliates identified on Annex I hereto in accordance with the no-action letter Howard & Howard (sub. nom. First of America Brokerage Services, Inc.) (avail. Sept. 28, 1995) issued by the SEC staff with respect to the non-registration as a broker-dealer of an insurance agency associated with a registered broker-dealer, as such letter may be modified and amended by subsequently issued no action letters and superseding rules and interpretations, and is in compliance with the terms and conditions of such guidance.

3.   SUBPRODUCERS.

     A. Broker/Dealer shall not permit any Subproducer to solicit sales of Contracts unless Subproducer is appointed by Insurer. By submitting a Subproducer for appointment, Broker/Dealer represents and warrants that: (1) such Subproducer is a registered representative of Broker/Dealer and is recommended for appointment with Insurer as provided herein; (2) such Subproducer is fully licensed under applicable laws to transact business with Insurer and shall maintain such license(s) throughout appointment with Insurer; (3) Broker/Dealer has the authority to supervise and control activities of such Subproducer in connection with transactions contemplated by this Agreement; and (4) all background investigations required by state and federal laws have been made with respect to such Subproducer.

          (i) Insurer will prescribe appropriate forms and procedures for use in submitting requests for the appointment of sales people as Subproducers. Such forms and procedures will include due diligence questionnaires. Broker/Dealer must complete and submit to Insurer the due diligence questionnaire requested by Insurer for all Subproducers it proposes for appointment.

          (ii) An application for appointment should not be submitted if the Subproducer proposed for appointment has not received the necessary and appropriate training to comply with all aspects of this Agreement.

          (iii)Broker/Dealer is responsible for investigating the character, work experience and background of any proposed Subproducer prior to recommending appointment by Insurer. Broker/Dealer must provide written notice to Insurer if it presents for appointment any Subproducer who: (1) holds any state or federal criminal record; or
          (2) has personally or through a business entity filed for bankruptcy protection in the last seven (7) years; or (3) has been sanctioned by the FINRA, the SEC, any state insurance department, any state securities agency or any other regulatory agency with jurisdiction over such individual; or (4) is not covered by an active error & omissions insurance policy covering sales of annuity products (collectively, any such Subproducer shall be referred to as a "non-appointed Subproducer"). If Broker/Dealer desires any such non-appointed Subproducer to become appointed with Insurer, such non-appointed Subproducer must submit any required information requested by Insurer and such appointment may be reviewed and rejected in Insurer's sole discretion.

     B. Insurer reserves the right to refuse to appoint any proposed Subproducer and to terminate or refuse to renew any relationship with any Subproducer, with or without cause, at any time.

     C. Broker/Dealer shall ensure that Subproducers remain duly licensed, meet the training and compliance requirements set forth in Section 7 of this Agreement, and comply with all applicable federal, state and local laws and regulations and the rules of FINRA and other SROs having jurisdiction over the parties ("Applicable Rules"). Broker/Dealer shall inform Insurer of any Subproducer who fails to follow any of Broker/Dealer's supervision and training programs. Broker/Dealer shall notify Insurer promptly, in writing, of any

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          giving or receiving of notice of termination of any Subproducer.

     D. To the extent that Exhibit 1 hereto does not include all Contracts of Insurer registered as securities under the federal securities laws, Broker/Dealer is responsible for ensuring that its Subproducers, unless otherwise agreed to with Insurer in writing by means of an executed selling agreement or an amendment hereto, do not offer to sell any other variable contracts issued by Insurer, other than the Contracts.

     E. Broker/Dealer understands and acknowledges that Insurer: (1) relies on Broker/Dealer to comply with the requirements set forth in this Agreement with respect to Subproducers, (2) relies on the background checks of Subproducers performed by the Broker/Dealer; and, (3) does not independently confirm any information provided with respect to a Subproducer; and (4) does not provide any training or supervision of Subproducers sufficient to fulfill the obligations of Broker/Dealer under this Agreement or Applicable Rules.

4.   SALES MATERIAL.

     A. Broker/Dealer shall not use any written, electronic (including illustrations or software programs therefor) or audiovisual material (including prepared scripts for oral presentations) to create interest in Insurer or the Contracts ("Marketing Material"), unless such Marketing Material has been provided by, or approved in writing in advance of such use by, the Insurer and/or Distributor.

     B. In accordance with the requirements of Applicable Rules, Broker/Dealer shall, to the extent required by Applicable Rules, maintain complete records indicating the manner and extent of distribution of any Marketing Material. This Marketing Material shall be made available promptly to appropriate federal and state regulatory agencies and SROs as required by Applicable Rules and to Distributor and Insurer upon written request.

     C. In conducting business under this Agreement, the Broker/Dealer shall, and shall cause each Subproducer to, refrain from using Insurer and/or any of its affiliates' service marks, names and/or logos unless prior written approval from Insurer and/or any of its affiliates, as applicable, is obtained.

     D. Insurer and Distributor reserve the right to recall any material provided by them at any time for any reason, and Broker/Dealer and Subproducers shall promptly comply with any such request and shall not use such material thereafter. Broker/Dealer shall return or destroy all material immediately upon termination of this Agreement.

5. PROSPECTUSES. For any Contract, which is a registered security, Broker/Dealer warrants that it shall deliver a currently effective prospectus for the Contract and for the underlying funds prior to or concurrent with each solicitation; and if required by state law, the Statement of Additional Information for the Contract. No statements shall be made to a client superseding or controverting or otherwise inconsistent with any statement made in any prospectus for a Contract or underlying funds. Insurer and Distributor shall furnish reasonable quantities of prospectuses at no cost to the Broker/Dealer for use in the solicitation of the Contracts.

6. SALES IN BANKS. If Broker/Dealer sells, or intends to sell, Contracts on the premises of any federal or state chartered bank, thrift or savings and loan institution (collectively, "Bank"), Broker/Dealer shall comply with the requirements of applicable laws, regulations and guidelines of any regulatory authority having jurisdiction over the activities of Bank or occurring on Bank premises ("Applicable Banking Laws"), as well as Applicable Rules and Annex II. Without limiting the foregoing, Broker/Dealer shall ensure that all advertisements and sales literature used by Broker/Dealer comply with Applicable Banking Laws and shall inform Insurer in writing of any legends and other disclosures that are required by Applicable Banking Laws to be contained in advertisements or sales literature for policies issued by Insurer. Broker/Dealer shall observe, and will comply with, all requirements of any bank on whose premises Broker/Dealer engages in sales activities pursuant to this Agreement. Broker/Dealer shall furnish to Insurer such appropriate records or documents as Insurer may request that evidence compliance with this provision, including verification certificates in a form satisfactory to Insurer.

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7.   POLICIES: SOLICITATIONS, SUPERVISION AND TRAINING.

     A. Compliance with Law. In the performance of its obligations hereunder, Broker/Dealer shall fully comply, and shall ensure that its Subproducers fully comply, with Applicable Rules.

     B. New Business. Broker/Dealer and Subproducers shall comply with Applicable Rules in the solicitation of Contracts and submission of applications for the Contracts.

          (i) Requests to purchase a Contract shall be taken only on preprinted application forms supplied by the Insurer unless the Contract is to be issued pursuant to the Electronic Issuance Program (described below) (collectively referred to as "Requests to Purchase"). The Contract forms, applications and supporting documentation are the sole property of the Insurer. Broker/Dealer shall ensure that all application information will be accurate and can be relied upon by the Insurer. All Requests to Purchase are subject to acceptance by Insurer at its sole discretion.

          (ii) Insurer has in place an electronic and telephonic process to (1) facilitate issuance of the Contracts without the use of a paper application, and/or (2) obtain additional information that is required to complete the application process and for Insurer to process such application (the "Electronic Issuance Program"). Broker/Dealer shall ensure that its Subproducers do not participate in the Electronic Issuance Program should Broker/Dealer desire not to utilize this program. If applications and/or application information are transmitted to the Insurer pursuant to the Electronic Issuance Program, the following provisions shall apply:

          (1) Broker/Dealer must communicate with owners of Contracts issued through the Electronic Issuance Program in order to obtain and deliver promptly to Insurer the signed confirmation for such Contracts and other requisite forms or supporting documentation as Insurer may reasonably request. Broker/Dealer must provide assistance or cooperation required to enforce a Contract issued under the Electronic Issuance Program, which shall include, but not be limited to, providing Insurer access to recordings of telephone conversations with customers containing their consent to the purchase of Contracts, or providing statements or affidavits from such Subproducers as to the customer's consent to the making of Contracts. Broker/Dealer shall ensure that its Subproducers promptly return to Insurer completed and signed forms (including replacement-related state forms) and other supporting documentation as the Insurer may reasonably request.

          (2) In the event the owner of a Contract seeks to repudiate or rescind the Contract and Insurer, in its sole discretion, waives any surrender charges, the full commission paid by Insurer will be returned to Insurer upon demand or, in the absence of such demand, charged back to the recipient of the commission. In addition, all amounts equal to any market loss arising from such rescission or repudiation will be paid by Broker/Dealer on demand, or in the absence of such demand, charged back to Broker/Dealer.

          (3) Broker/Dealer shall be solely responsible for the transmission or failure of transmission of any application information to Insurer. Broker/Dealer shall ensure that all application information submitted through the Electronic Issuance Program will be accurate and can be relied upon by Insurer.

          (4) Broker/Dealer shall pay Insurer all amounts equal to any market loss resulting from the misallocation of the initial purchase payment into the subaccounts, which misallocation was the result of Insurer relying on application information submitted by Broker/Dealer or its Subproducers via the Electronic Issuance Program. In the absence of a demand for payment, such amounts shall be charged back to Broker/Dealer.

     C. Suitability. Neither Broker/Dealer nor any Subproducer shall solicit an application from, or recommend the purchase of a Contract to, an applicant without having reasonable grounds to believe, in accordance with Applicable Rules that such purchase is suitable

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          for the applicant. While not limited to the following, the
          Broker/Dealer shall ensure that a determination of suitability shall be based on information supplied after a reasonable inquiry concerning the applicant's insurance and investment objectives, financial situation, age, and needs ("Suitability Analysis"). Broker/Dealer shall provide Insurer with an annual certification regarding Broker/Dealer's compliance with this Section 7(C). Such certification shall disclose, if applicable, the occurrence of any material violations of this Section 7(C) that Broker/Dealer is aware of or should reasonably be aware of. The parties acknowledge that Insurer and Distributor will rely on Broker/Dealer's Suitability Analysis, and utilize Broker/Dealer's records of its Suitability Analysis, for purposes of complying with Applicable Rules. Broker/Dealer shall furnish to Insurer such appropriate records or documents as Insurer may request that evidence compliance with this provision, including verification certificates in a form satisfactory to Insurer.

     D. Purchase Payments. Broker/Dealer shall take purchase payments only in forms acceptable to Insurer and Distributor. The parties acknowledge that any third-party check that has been endorsed over to Insurer is not an acceptable form of payment for any Contract. The parties further acknowledge that any purchase payments received by Broker/Dealer or any Subproducer shall at all times be the property of Insurer. Broker/Dealer acknowledges that if any purchase payment is held at any time by it: (i) Broker/Dealer shall segregate such purchase payments from its own funds and (ii) Broker/Dealer shall promptly remit such purchase payments to the lock box or other place designated by Insurer for receipt of premium payments.

     E. Contract Delivery. Upon issuance of a Contract by Insurer, Insurer will deliver such Contract to its purchaser. If a Contract is returned to Broker/Dealer or Subproducer pursuant to the "Free Look" provision or any other right to examine provision of the Contract, the Broker/Dealer will return the contract to Insurer promptly, which means returned to the Insurer's Annuity Service Center (as identified in the prospectus) on or before the 3rd business day after receipt by Broker/Dealer or Subproducer.

     F. Authority of Insurer. No person other than Insurer has the authority to make, alter or discharge any policy form and/or administrative form, including any Contract form, Contract application, Contract certificate, supplemental contract, amendments, endorsements, or riders issued by the Insurer. No person other than Insurer has the right to waive or modify any provision with respect to any Contract or policy, or to extend the time for payment of any premiums, bind Insurer to reinstate any terminated Contracts or policies or accept notes for payment of premiums. No person other than Insurer has the authority to (i) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of the Insurer, or
          (ii) institute or file any response to any legal proceeding in connection with any matter pertaining to the Contracts on behalf of Insurer without its prior written consent (except that if Broker/Dealer is named as a party in such proceedings, it may enter into legal proceedings on its own behalf without the written consent of Insurer).

     G. Short Term Trading. Broker/Dealer shall abide by the provisions set forth in the Contract prospectuses regarding transfers of funds between investment options. Broker/Dealer represents and warrants that it has established and currently maintains internal control procedures to monitor and deter trading activities that seek to benefit from short-term price fluctuations or price irregularities, commonly referred to as market timing.

     H. Supervision & Training. Broker/Dealer shall ensure that it has such rules, procedures, supervisory and inspection techniques as necessary to diligently supervise, control and train its Subproducers to ensure compliance with the terms of this Agreement and Applicable Rules. Broker/Dealer shall be responsible for supervision, control and training of its Subproducers in connection with their solicitation and servicing activities with respect to the Contracts and shall supervise compliance with Applicable Rules.

          (i) Broker/Dealer shall comply with, and shall ensure that any Subproducer who is soliciting applications for and/or servicing Contracts complies with all policies, procedures and guidelines of Insurer, whether included herein or provided separately by Insurer to Broker/Dealer (collectively, the "Insurance Procedures").

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          (ii)Broker/Dealer shall furnish to Insurer such appropriate records or documents as Insurer may request that evidence compliance with this provision, including verification certificates in a form satisfactory to Insurer.

     I. No Solicitations. Unless required by a determination of suitability, Broker/Dealer shall ensure that neither it nor any Subproducer appointed hereunder will solicit, induce or attempt to solicit or induce Contract owners to terminate, surrender, cancel, replace or exchange such Contract. Broker/Dealer acknowledges that unauthorized solicitation is likely to cause irreparable injury to the Insurer and that, in the event of a violation or threatened violation of a party's obligations hereunder, Insurer shall have no adequate remedy at law and shall therefore be entitled to enforce each such obligation by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

     J.   Anti-Money Laundering.

          (i) Broker/Dealer shall maintain an anti-money laundering ("AML") Program in compliance with Applicable Rules that at a minimum, must include the following elements: (1) policies, procedures and controls that are tailored to Broker/Dealer's business, including the distribution of Contracts; (2) designation of a compliance officer to administer and oversee the AML Program; (3) ongoing employee and agent training; (4) an independent audit function to test the effectiveness of the AML Program; (5) a Customer Identification Program adopted pursuant to Section 326 of the USA PATRIOT Act (together with all future amendments, the "PATRIOT Act") and its implementation regulations; (6) provides for the filing of all necessary anti-money laundering reports, including currency transaction reports and suspicious activity reports; (7) provides for screening of all new and existing customers against the Office of Foreign Asset Control ("OFAC") list and any other government list that is or becomes required under the Bank Secrecy Act, as amended (together with the USA PATRIOT Act, the "Act"); and (8) allows appropriate examiners and regulators to examine information, books and records maintained by Broker/Dealer in connection with its AML Program.

          (ii)The parties acknowledge that Insurer has established an AML Program pursuant to applicable requirements of the Act. As part of Insurer's AML Program and as permitted by AML regulations promulgated under the Act that are applicable to Insurer, the parties acknowledge that Insurer will rely on Broker/Dealer to, and Broker/Dealer agrees to, (1) verify a customer's identification and the source(s) of funds to be used to purchase a Contract, (2) alert Insurer of any facts or "red flags" that suggest existence of a suspicious transaction involving Insurer's Contracts, and (3) unless otherwise agreed to by Insurer, provide appropriate AML training to Broker/Dealer's employees and Subproducers involved in the solicitation, sale and/or servicing of Contracts. Broker-Dealer agrees to provide upon request written verification regarding compliance with this Section (7)(J)(ii).

     K. Books and Records; Certain Reports; Cooperation. Broker/Dealer shall maintain complete and accurate records concerning the solicitation and sale of Contracts (including all relevant customer-related information) and information regarding the customs relating to the sale and/or servicing of the Contracts (including the manner and extent of distribution of any sales, marketing or other solicitation material) in accordance with Applicable Rules.

          (i) Broker/Dealer shall make all such records and files available to Insurer or Distributor, at such times as Insurer or Distributor may request, so as to enable Insurer or Distributor, as the case may be, to fulfill its obligations under Applicable Rules arising out of or in connection with this Agreement. Broker/Dealer shall give Insurer or its authorized representatives access to Broker/Dealer's premises during normal business hours for the purpose of reviewing and evaluating compliance by Broker/Dealer and its Subproducers with Insurance Procedures. Broker/Dealer shall also use its reasonable efforts to assist Insurer with any such review and evaluation, including making available to Insurer (or its authorized representatives) Broker/Dealer's employees or agents to answer any

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          questions Insurer or its authorized representatives may have. Any such on-site review or evaluation conducted by Insurer or its authorized representative shall be performed during normal business hours and in such a manner so as to minimize any undue interruptions to the normal business operations of Broker/Dealer.

          (ii)Broker/Dealer shall also make such records and files available to state insurance departments, the FINRA or other regulatory agencies, including the SEC, that have regulatory authority over any of the parties hereto.

          (iii) Insurer shall make available to Broker/Dealer, at such times as Broker/Dealer may reasonably request, copies of books, records and other relevant information maintained by Insurer concerning the solicitation and sale of Contracts that enables Broker/Dealer to comply with its obligations under Applicable Rules that arise as a result of the Agreement.

          (iv)Broker/Dealer shall file, or cause to be filed, all reports required to be filed by a licensed insurance agent or producer under applicable state insurance laws and regulations and by a registered broker/dealer under applicable federal securities laws and regulations (including regulations of the FINRA).

          (v) In the event Broker/Dealer has any concerns regarding the scope or manner in which the Insurance Procedures are to be implemented, Insurer and Broker/Dealer will discuss such concerns and cooperate fully so as to achieve a prompt and reasonable resolution which ensures that the Insurance Procedures and the rules, procedures and guidelines of Broker/Dealer with respect to the solicitation and servicing activities related to the Contracts are consistent with Applicable Rules.

     L. Complaints, Investigations and Examinations. Broker/Dealer shall promptly notify Insurer and Distributor of (i) any written customer complaint or any allegation, in writing or otherwise, that Broker/Dealer or any Subproducer violated any law, regulation or rule in connection with soliciting or servicing any Contract, (ii) any disciplinary proceedings that have been threatened or instituted against any of its Subproducers soliciting sales of any Contract, or
          (iii) notice of any regulatory inquiry, investigation or proceeding or any threatened or filed lawsuit or claim received by Broker/Dealer or any Subproducer relating to, in each case, any Contract or any activity undertaken in connection with this Agreement. Insurer and Broker/Dealer shall each cooperate fully in any inquiry, investigation or proceeding arising out of or in connection with transactions contemplated by this Agreement, including any regulatory inquiry, investigation or proceeding or judicial proceeding arising out of or in connection with the Contracts. Broker/Dealer shall obtain approval from Insurer for written response to customer complaints.

     M. Change of Subproducer and/or Broker/Dealer of Record. In the event Broker/Dealer requests a transfer of any Contract or Contracts to Broker/Dealer from a different broker/dealer, Broker/Dealer shall act in conformity with Applicable Rules.

8.   COMMISSION PAYMENTS.

     A. Broker/Dealer shall be entitled to receive a commission based upon purchase payments received and accepted by Insurer for Contracts issued pursuant to this Agreement. Such commission shall be equal to the amount of the applicable rate of commission set forth in the Commission Schedule attached hereto as Exhibit 1 hereto which is incorporated herein by reference and may be amended or supplemented from time to time. Insurer reserves the right to offer additional commissions from time to time, which will be communicated to Broker/Dealer by Insurer and/or Distributor.

     B. Commissions payable to Broker/Dealer shall be paid by Insurer on behalf of Distributor, consistent with applicable SEC requirements. In conformance with FINRA Notice to Members 84-48, Broker/Dealer waives payment of the commission from Distributor until Distributor is in receipt of the commission.

     C. In no event shall Insurer or Distributor be liable for the payment of any commissions with respect to any solicitation made, in whole or in part, by any person not in compliance with

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          state and federal licensing, registration and appointment
          requirements. Under no circumstances shall Insurer be liable for the payment of any commissions with respect to any solicitation which occurred, in whole or in part, in a jurisdiction where the Contract was not approved for sale.

     D. If a Contract is returned to Insurer pursuant to the "Free Look" provision or any other right to examine provision of the Contract, the full commission paid to Broker/Dealer will be unearned and shall be returned to the Insurer upon demand or, in the absence of such demand, charged back to the recipient of the commission.

     E. Insurer and Distributor shall not be obligated for the payment of commissions for a Contract if it is determined by Insurer, based on a good faith review of the facts and circumstances and discussion with the Broker/Dealer, that Contract would not have been issued except for a misrepresentation or omission by Broker/Dealer or any Subproducer, even if such Contract is not rescinded. In this instance, 100% of the commission paid on that Contract will be considered unearned and will be returned to the Insurer upon demand or, in the absence of such demand, charged back to the recipient of the commission.

     F. In no event shall Insurer incur obligations under this Agreement to issue any Contracts, provide benefits under any features offered by any Contracts or pay any commission in connection therewith if the Contract owner has exceeded any specified maximum age limitations as set forth in the applicable product prospectus when the Contract application was accepted. With respect to such Contracts where there has been a misstatement of age and/or inadvertent issuance to an over age owner, the full commission paid by Insurer will be unearned and shall be returned to Insurer upon demand or, in the absence of such demand, charged back to the recipient of the commission.

     G. Initial and/or subsequent Purchase Payments that exceed, or that cause all Contract(s) owned by the same owner to exceed, the dollar amount(s) specified in the prospectus and as amended from time-to-time ("Large Case Purchase Payment") require pre-approval by Insurer. Insurer reserves the right to reject any such initial or subsequent Purchase Payments or may accept such Purchase Payments under terms communicated to Broker/Dealer but decided in Insurer's sole discretion.

     H. Compensation for the sale of any Contract that is renewed, changed, exchanged or otherwise converted from any other contract issued by Insurer or any affiliate shall be paid according to Insurer's policies, in its sole discretion.

     I. Broker/Dealer acknowledges and understands that no commission or other compensation shall be paid to Broker/Dealer with respect to a Contract after Broker/Dealer is no longer designated as a broker/dealer of record for such Contract. Broker/Dealer acknowledges and understands that a commission charge-back may occur if a Subproducer of Broker/Dealer terminates employment with Broker/Dealer and a Contract owner designates a different broker/dealer of record and a commission was paid while the change of broker/dealer is being processed.

     J. Broker/Dealer shall be solely responsible for the payment of any commission or consideration of any kind to Subproducers. Broker/Dealer shall be solely responsible under applicable tax laws for the reporting of compensation paid to Subproducers and for any withholding of taxes from compensation paid to Subproducers, including, without limitation, FICA, FUTA, and federal, state and local taxes.

9.   INDEMNIFICATION.

     A. Broker/Dealer shall indemnify, defend and hold harmless Insurer and Distributor and each person who controls or is associated or affiliated with Insurer or Distributor within the meaning of the federal securities laws and its and their respective directors, officers, agents, employees, attorneys and representative of any of the foregoing, from and against any and all losses, expenses, claims, damages and liabilities, joint or several, as incurred (including any costs of investigation and legal expenses and any amounts paid in settlement of any action, suit or proceeding of any claim asserted) which result from, arise out of or are based upon any allegation involving:

          (i) any breach in a material respect of any of Broker/Dealer's representations, warranties or covenants under this Agreement by Broker/Dealer or any Broker/Dealer Affiliates;

          (ii)any violation in a material respect by Broker/Dealer, any Broker/Dealer Affiliate or any Subproducer of any Applicable Rules, in each case as it relates to this Agreement and the transactions contemplated hereby; or

          (iii) any claim by Subproducers or other agents or representatives of Broker/Dealer for commissions or other compensation or remuneration of any type.

          (iv)Without limiting Section 9(A) above, in the event a Contract owner makes a claim regarding a violation of sales practice or suitability obligation for breach of a purported duty owed by Insurer and/or Distributor and such claim asserts a violation of any sales practice, suitability or Broker/Dealer obligation owed to a Contract owner, Broker/Dealer shall indemnify Insurer and/or Distributor, as the case may be, in accordance with the provisions set forth in Section 9(A) above.

     B. Distributor shall indemnify, defend and hold harmless Broker/Dealer and each person who controls or is associated or affiliated with Broker/Dealer within the meaning of the federal securities laws and its and their respective directors, officers, corporate agents, employees, attorneys and any representatives thereof, from and against any and all losses, expenses, claims, damages and liabilities, joint or several, as incurred (including any costs of investigation and legal expenses and any amounts paid in settlement of any action, suit or proceeding of any claim asserted) which result from, arise out of or are based upon:

          (i) any breach in a material respect of any of Distributor's representations, warranties or covenants under this Agreement by Distributor; or

          (ii)any violation in a material respect by Distributor of any of the Applicable Rules, solely as it relates to this Agreement and transactions contemplated hereby.

     C. Insurer shall indemnify, defend and hold harmless Broker/Dealer and each person who controls or is associated or affiliated with Broker/Dealer within the meaning of the federal securities laws and its and their respective directors, officers, corporate agents, employees, attorneys and any representatives thereof, from and against all losses, expenses, claims, damages and liabilities, joint or several, as incurred (including any costs of investigation and legal expenses and any amounts paid in settlement of any action, suit or proceeding of any claim asserted) which result from, arise out of or are based upon:

          (i) any breach in a material respect of any of the Insurer's representations, warranties or covenants under this Agreement by Insurer; or

          (ii)any violation in a material respect by Insurer of any applicable federal or state securities law or regulation, insurance law or regulation as it relates to this Agreement and the transactions contemplated hereby.

     D. If any third party makes a claim that is covered by Section 9 above and the party seeking indemnification ("Indemnitee") intends to seek indemnification from the party that owes indemnification obligations ("Indemnitor"), the Indemnitee shall provide prompt written request for indemnification under Section 9 (the "Claims Notice") to the Indemnitor and the Indemnitor shall provide a written acceptance or rejection of such request within ten (10) days after its receipt of the Claim Notice. If the Indemnitor fails to respond to the Claims Notice within such ten-day period, or refuses to defend the claim as required by Section 9, the Indemnitee may resist the claim and/or settle or otherwise pay the claim; provided, however, that the Indemnitee shall advise the Indemnitor of its intent to settle or pay the claim prior to doing so. The Indemnitor shall pay all fees and costs incurred by the Indemnitee arising out of or relating to that defense and any such settlement or payment.

     E. The indemnification provided for herein shall survive termination of this Agreement.

10. FIDELITY BOND. Broker/Dealer represents that all directors, officers, employees, representatives and/or Subproducers who are appointed pursuant to this Agreement or who have access to funds intended to be delivered from the client to Insurer or from the Insurer to the client and will continue to be covered by a blanket fidelity bond including coverage for larceny, embezzlement or any other defalcation, issued by a reputable bonding company. This bond shall be maintained at Broker/Dealer's expense. Such bond shall be at least equivalent to the minimal coverage required under the rules of FINRA, endorsed to extend coverage to life insurance and annuity transactions. Broker/Dealer acknowledges that the Insurer may require evidence that such coverage is in force and Broker/Dealer shall promptly give notice to the Insurer of any notice of cancellation or change of coverage. Broker/Dealer shall segregate these funds in a manner reasonably agreed upon by all parties until the matter is concluded. Broker/Dealer shall assign any proceeds received from the fidelity bond company to the Insurer to the extent of the Insurer's loss due to activities covered by the bond upon resolution of the matter. If there is any deficiency, Broker/Dealer will promptly pay the Insurer that amount on demand to satisfy any deficiency and the costs of collection.

11.  CONFIDENTIALITY.

     A. Confidential Information. The parties acknowledge that, in the performance of the Agreement, they receive or have access to information about customers and other proprietary information of the other parties, including names, addresses, account balances, account numbers, account activity, social security numbers, taxpayer identification numbers, and financial and health information, as well as all forms and types of financial, business, technical, or economic information, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing ("Confidential Information"). Confidential Information excludes information that (1) is independently developed by a party without violating the disclosing party's proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by a party, as evidenced by the written records of that party, free of an obligation of confidentiality other than pursuant to this Agreement, or (5) is rightfully received by a party free of any obligation of confidentiality.

     B. Use. The parties may use Confidential Information only in connection with this Agreement and may not disclose Confidential Information to any other party except as permitted by the Gramm-Leach-Bliley Act, other applicable federal and state laws and regulations regarding privacy, this Agreement or as otherwise agreed to in writing by the parties hereto. The parties may disclose Confidential Information to their respective employees and agents or to third party vendors (1) who are involved in the issuance, administration or maintenance of a customer's account or (2) otherwise on a need-to-know basis, provided that, in each case, they have first adequately apprised any such employee, agent, and or third party vender to observe this confidentiality. In the case of employees and/or agents, the party shall provide adequate training to ensure this confidentiality. The parties will take reasonable steps to protect the Confidential Information, applying at least the same security measures and level of care as they employ to protect their own Confidential Information. If a party is compelled by applicable law to disclose any Confidential Information, the party so compelled must promptly notify, in writing, the party whose Confidential Information is being disclosed before disclosing such Confidential Information so that such other party is afforded the opportunity to seek relief from such disclosure or to limit the scope of the disclosure.

     C. Security. Each party shall comply with all federal, state, and local law or regulation related to privacy, including Regulation S-P of the SEC and Title V of the Gramm-Leach-Bliley Act. Broker/Dealer shall notify Distributor and Insurer promptly upon any breach of Confidential Information. Each party shall maintain an effective information security program to protect the Confidential Information, which program includes administrative, technical, and physical safeguards:

          (i) to insure the security and confidentiality of Confidential Information;

          (ii)to protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; and

          (iii) to protect against unauthorized access to or use of Confidential Information which could result in substantial harm or inconvenience to either party or other affiliates, or to customers of any of them.

     D. Injunctive Relief. The parties acknowledge that the unauthorized disclosure of Confidential Information is likely to cause irreparable injury to the disclosing party and that, in the event of a violation or threatened violation of a party's obligations hereunder, the disclosing party shall have no adequate remedy at law and shall therefore be entitled to enforce each such obligation by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies which may be available at law or in equity.

     E. Information Received in Error. If Confidential Information, which is not necessary for the purposes of this Agreement, is received by one party from the other party in error, the other party shall promptly return the original and destroy all copies of the same and/or destroy or certify in writing to the requesting party that the Confidential Information has been destroyed

     F. Use Upon Termination. At the termination of this Agreement, or in the event a party makes a request for the return of their Confidential Information, the other parties will promptly return the original and all copies of same, or certify in writing to the requesting party that the Confidential Information has been destroyed, provided however, that each party shall retain Confidential Information in its possession necessary to service its customers. This Confidentiality provision shall survive the termination of this Agreement.

     G. The provisions governing the change of Broker/Dealer and Subproducer contained in Section 7(M) of this Agreement apply to this Section 11.

12.  TERMINATION.

     A.   Termination without Cause; Termination of Subproducer Appointment.

          (i) This Agreement shall continue for an indefinite term, subject to the termination by any party hereto upon 30 days prior written notice (a "Termination Notice") to the other parties hereto. The Termination Notice shall state the effective date of termination (the "Termination Date"), which shall be a date no earlier than 30 days after the date on which the Termination Notice was delivered to the non-terminating parties.

          (ii)In addition, immediately upon notice to Subproducer, Insurer may terminate appointment of a Subproducer who does not meet production requirements, as determined in the sole discretion of Insurer. Any such notice shall be delivered to the Subproducer at the last address of record that Insurer has for him or her.

     B. Termination for Cause. This Agreement shall terminate without further action on the part of any party hereto under the following circumstances:

          (i) a party hereto shall have committed a material breach of any of its representations, warranties or covenants under this Agreement, which breach is not cured to the satisfaction of the non-breaching part(ies) within 10 days after notice of such breach is delivered to the breaching party (or within such longer cure period as the non-breaching part(ies) may agree);

          (ii)the suspension, revocation or non-renewal of any then required insurance or securities license of Broker/Dealer or any of its Broker/Dealer Affiliates; or

          (iii) the deregistration of Broker/Dealer or its termination of membership with the FINRA.

          (iv)If this Agreement is terminated pursuant to this Section 12(B), Broker/Dealer's right under this Agreement to receive compensation that is due and payable on or after the Termination Date pursuant to the Commission Schedule (attached hereto as Exhibit 1) shall immediately terminate.

     C. Rights and Obligations. Upon termination of this Agreement, all authorizations, rights and obligation under this Agreement shall terminate and cease to be in effect, except for the provisions of the following provisions: Section 7 (Policies: Solicitations, Supervision and Training) with respect to any Contract issued hereunder prior to termination, including the provisions of client services, Section 8 (Commissions), Section 9 (Indemnifications), Section 10 (Fidelity
          Bond), Section 11 (Confidentiality), Section 13 (General Provisions) and this Section 12 (Termination).

13.  GENERAL PROVISIONS.

     A. Representations, Warranties and Covenants. The representations, warranties and covenants of Broker/Dealer set forth in this Agreement are continuous during the term of this Agreement, and Broker/Dealer shall notify each of Insurer and Distributor immediately, in writing, if, at any time during the course of this Agreement, any of the representations, warranties or covenants set forth herein become inaccurate or untrue of the facts related thereto. All representations and warranties made in or pursuant to this Agreement shall survive the termination of this Agreement.

     B. Attorneys' Fees. The prevailing party to any dispute between any of the parties to this Agreement shall be entitled to an award of attorneys' fees and costs.

     C. Waiver. Waiver by any of the parties to promptly insist upon strict compliance with any of the obligations of any other party under this Agreement will not be deemed to constitute a waiver of the right to enforce strict compliance.

     D. Independent Contractor. Broker/Dealer is an independent contractor and its Subproducers, who are appointed as agents or producers of Insurer, are agents of Broker/Dealer and not employees, agents or representatives of Insurer or Distributor.

     E. Independent Assignment; Delegation. No assignment of this Agreement (whether by operation of law or otherwise) or of commissions or other payments under this Agreement by Broker/Dealer shall be valid without the prior written consent of the Insurer. If Broker/Dealer delegates or subcontracts with another third-party to perform any of Broker/Dealer's obligations under this Agreement, Broker/Dealer shall remain fully responsible and liable for all obligations performed by such third-party to the same extent as if such obligations were performed by Broker/Dealer. Upon written notice to Broker/Dealer, Distributor and Insurer may transfer the Agreement to an affiliate via assignment and/or novation and such affiliate shall assume the rights and obligations of Distributor or Insurer, as applicable, upon the date specified in such notice.

     F. Notice. Any communication or notice pursuant to this Agreement shall be in the form of a written or facsimile message and be delivered to the addresses set forth on the signature pages hereto, and shall be deemed delivered and treated as effective (i) when delivered, if delivered in person (by hand or by messenger), or by overnight courier or if sent by facsimile transmission (receipt of which is confirmed),
          (ii) on the fifth (5th) day after mailing, if mailed pursuant to United States first-class mail (or any express mail service), postage prepaid, or (iii) upon transmittal if in the form of an electronic message.

     G. Severability. To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner not inconsistent with such law or regulation. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

     H. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the annexes, exhibits and addendums hereto, (i) constitute the entire agreement of the parties hereto, and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof, and (ii) other than with respect to the matters set forth in Section 12 (Indemnification), is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

     I. Changes in Law. During the term of this Agreement, in the event of changes to Applicable Rules, which affect the performance of a party's obligation under this Agreement, the parties shall discuss, negotiate and implement in good faith appropriate changes to this Agreement upon the request of any of the other parties hereto.

     J. Amendment. Except as expressly provided herein, no amendment to this Agreement shall be effective unless set forth in writing and signed by all the parties hereto. Notwithstanding the foregoing:

          (i) any amendment or modification of this Agreement shall be effective without having been executed by Distributor if such amendment or modification does not materially and adversely affect the rights and obligations of Distributor hereunder;

          (ii)Annex 1 hereto may be amended to provide for additional and/or new Broker/Dealer Affiliates of the Broker/Dealer, which shall become subject to and be bound by the terms of this Agreement, upon delivery by Broker/Dealer to Insurer of a revised Annex 1 that sets forth the information and is executed by Broker/Dealer and such additional or new Broker/Dealer Affiliates;

          (iii) Annex II hereto may be amended at any time upon written notification from Distributor or Insurer to Broker/Dealer.

          (iv)Exhibit 1 hereto, any addendum to Exhibit 1 hereto adopted pursuant to this Section 13(J), and any fee amendment entered into between Insurer and Broker/Dealer on or after the date hereof may, in each case, be amended or modified by Insurer or Distributor upon 10 days' prior written notice to Broker/Dealer (which notice, solely for purposes of this subclause (iv) shall be deemed received by Broker/Dealer on the earlier of actual receipt or 10 days after mailing or transmission); and

          (v) For purposes of the preceding subclause (iv), the submission of an application for any Contract by Broker/Dealer or its Subproducers after the expiration of the 10-day period described therein shall constitute Broker/Dealer's agreement to such amendment.

     K. California Law. This Agreement shall be construed in accordance with the laws of the State of California, without regard to its conflicts of law principles.

     L. Rules of Construction. For purposes of this Agreement, the word "including" (and unless the context otherwise requires, "include" or "includes") shall be deemed to be followed by the words "without limitation." The provisions hereof have been subject to the mutual consultation, negotiation and agreement of the parties hereto and there shall be no construction against any party based on any presumption of that party's involvement in the drafting hereof.

     M. Venue. Venue for any action between the parties shall be Los Angeles, California.

     N. Counterparts. This Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, constitute an agreement binding on all parties notwithstanding that not all parties are signatories to the same counterpart.

     O. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

     P. Effectiveness. This Agreement shall be effective as of the date first set forth below.

IN WITNESS WHEREOF, this Agreement, dated __________________, has been executed by duly authorized representatives of Insurer, Distributor and Broker/Dealer.

"INSURER":

                                                                       Send mail to:
AMERICAN GENERAL                                                            President
LIFE INSURANCE COMPANY                                                      Ameircan General Life Insurance
                                                                       Company
                                                                            21650 Oxnard Avenue, Suite 750
                                                                       Woodland Hills, CA  91367-4997
By:______________________________________________
       Jana W. Greer
                                                                            Fax No. (818) 251-4880

                                                                       With a copy to (which shall not constitute notice):
                                                                            General Counsel
                                                                            Ameircan General Life Insurance
                                                                       Company
                                                                            1 SunAmerica Center
                                                                            Los Angeles, CA  90067-6121

                                                                            Fax No. (310) 772-6539

"DISTRIBUTOR":

SUNAMERICA CAPITAL SERVICES, INC.                                      Send mail to:
                                                                            General Counsel
                                                                            SunAmerica Capital Services, Inc.
                                                                            Harborside Financial Center,
By:_______________________________________________                          3200 Plaza 5
             Stephen A. Maginn                                              Jersey City, NJ  07311

                                                                            Fax No.  (201) 324-6869

"BROKER/DEALER":

                                                                       Send mail to:
                                                                            __________________________________
By: _______________________________________________                         __________________________________
                                                                            __________________________________
Name: _____________________________________________                         __________________________________
                                                                            __________________________________
Title: ____________________________________________
                                                                            Fax No. __________________________

                                     ANNEX I

This Annex I appends the Selling Agreement dated _______________________ (the "Agreement") between American General Life InsuranceCompany, SunAmerica Capital Services, Inc. and _________________________ ("Broker/Dealer"). Each of the undersigned is affiliated with Broker/Dealer and represents that it holds the necessary corporate insurance license to act as general agent in connection with the sale of Contracts, as defined in the Agreement, in those states so identified next to its name. By executing this Annex I, each of the undersigned shall be bound by the terms and conditions of the Agreement as if it were a party thereto.

          COMPANY                    STATE(S)                   TAX I.D. NO.
--------------------------   -------------------------   -----------------------
Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

Signature:

                                    ANNEX II

Sales in Banks. Applicable Banking Laws, for purposes of any sales activity of Broker/Dealer on the premises of a Bank as defined in the Agreement, shall include, without limitation, the Interagency Statement on Retail Sales of Nondeposit Investment Products (Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, and Office of Thrift Supervision, February 14, 1994) and any subsequent release designed to provide governance to banks in connection with the sale of nondeposit investment products ("Applicable Banking Laws"), FINRA Rule 2350 and Insurance Customer Protection Rules adopted under the Gramm-Leach-Bliley Act of 1999.

                                    EXHIBIT 1
                               Commission Schedule

    [This page is interntionally left blank. Please see attached Commission
                                  Schedule(s)]

                                 Page 18 of 18